UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010

Senesco Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31326	84-1368850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 George Street
Suite 420
New Brunswick, New Jersey 08901
(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 296-8400

Not applicable
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed in a Form 8-K which was filed on March 29, 2010, Senesco Technologies, Inc. (the “Company”) entered into Securities Purchase Agreements with certain investors for aggregate gross proceeds to the Company in the amount of approximately $11.5 million and net proceeds to the Company in the amount of approximately $10.8 million.  On April 5, 2010, the Company issued a press release announcing that it had closed on an aggregate of approximately $10.3 million of the gross proceeds.  The remaining $1.2 million in proceeds cannot be closed upon until to Company receives stockholder approval.  A copy of the press release is furnished as Exhibit 99.1 to this periodic report on Form 8-K.

Important Information

In connection with the private placement, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the Securities and Exchange Commission (the “SEC”). The proxy statement will contain information about the Company, the private placement and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT APPROVING THE FINANCING AND TRANSACTIONS CONTEMPLATED THEREBY.

In addition to receiving the proxy statement from the Company by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov ) or, without charge, from the Company’s website at www.senesco.com or by directing such request to Senesco Technologies, Inc.  303 George St., Suite 420, New Brunswick, New Jersey 08901 Attention: Joel Brooks.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies. Information concerning the Company and its directors and executive officers is set forth in the Company’s proxy statement and Annual Report on Form 10-K previously filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release, dated April 5, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Date: April 5, 2010	By:	/s/ Jack Van Hulst
Name: Jack Van Hulst
Title: President and Chief Executive Officer